Exhibit 23.3

TIANYUAN LAW FIRM

11F/Tower C, Corporate Square, 35 Financial Street

Beijing. 100032, P. R. China

Tel: (8610) 8809-2188

Fax: (8610)8809-2150

Date: May 12, 2008

JA Solar Holdings Co., Ltd.

Jinglong Group Industrial Park

Jinglong Street

Ningjin, Hebei Province

The People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by JA Solar Holdings Co., Ltd. on May 12, 2008, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm